Exhibit 16

[Letterhead of Jimmy C. H. Cheung & Co., Certified Public Accountants]

September 1, 2005

United States Securities & Exchange Commission
450 Fifth Street, NW
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

Re: Pingchuan Pharmaceutical, Inc. Statements in Form 8-K/A Dated September 1, 2005

We were the former independent auditors for Pingchuan Pharmaceutical, Inc. ("the Company"). We have read the Company's report on Form 8-K/A dated September 1, 2005 and have no disagreement with the information disclosed in the first, third, fourth and fifth paragraphs of Item 4.01. We have no basis to agree or disagree with the other statements of the Company contained therein.

Yours very truly,

/s/ Jimmy C.H. Cheung & Co., CPA